Exhibit (a)(1)(E)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below), and the provisions herein are subject in their entirety to the provisions of the Offer (as defined below). The Offer is made solely pursuant to the Offer to Purchase, dated April 20, 2026, and the related Letter of Transmittal (as defined below) and any amendments or supplements thereto, and is being made to all holders of Shares. The making of the Offer in jurisdictions other than the United States may be restricted or prohibited by law. We are not currently aware of any jurisdiction where the making of the Offer is restricted or prohibited by law. If we become aware of any such restriction or prohibition on the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply or seek to have such prohibition or restriction declared inapplicable to the Offer. If, after a good faith effort, we cannot comply, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of the Shares in that jurisdiction. If you are in any doubt as to your eligibility to participate in the Offer, you should contact your professional advisor immediately. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase

All Outstanding Shares of Common Stock

of

SOLENO THERAPEUTICS, INC.

a Delaware corporation

at

$53.00 per share, payable in cash

Pursuant to the Offer to Purchase dated April 20, 2026

by

SIGMA MERGER SUB, INC.

a direct wholly owned subsidiary of

NEUROCRINE BIOSCIENCES, INC.

Sigma Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a direct wholly owned subsidiary of Neurocrine Biosciences, Inc., a Delaware corporation (“Neurocrine”), is offering to purchase, subject to certain conditions, including the satisfaction of the Minimum Condition, as described below, any and all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Soleno Therapeutics, Inc., a Delaware corporation (“Soleno”), in exchange for $53.00 per Share, payable in cash, without interest and subject to reduction for any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 20, 2026 (the “Offer to Purchase”), and in the related Letter of Transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase and other related tender offer materials, as each may be amended or supplemented from time to time, the “Offer”).

Tendering stockholders who are record owners of their Shares and who tender Shares directly to Equiniti Trust Company, LLC (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Tendering stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult with such institution as to whether it charges any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ONE MINUTE FOLLOWING 11:59 P.M. EASTERN TIME ON MAY 15, 2026, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 5, 2026 (as it may be amended, supplemented or otherwise modified from time to time, we refer to as the “Merger Agreement”), among Soleno, Neurocrine and Purchaser. The Merger Agreement provides, among other things, that, as soon as practicable (but in any event no later than the first business day) following Purchaser’s acceptance for payment of all Shares tendered (and not validly withdrawn, as permitted under the Offer to Purchase) pursuant to the Offer (the date and time of such acceptance, the “Offer Acceptance Time”) and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Soleno (the “Merger”) without a vote of the stockholders of Soleno in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), with Soleno continuing as the surviving corporation. In the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than any Shares held by Soleno, Neurocrine, Purchaser or any of their respective subsidiaries or by any persons who have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL) will be converted into the right to receive the Offer Price, without interest and subject to reduction for any applicable withholding taxes. As a result of the Merger, Soleno will cease to be a publicly traded company and will become a direct wholly owned subsidiary of Neurocrine. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares. The Merger Agreement is more fully described in the Offer to Purchase.

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, (a) the Merger Agreement not having been terminated in accordance with its terms and (b) satisfaction of (i) the Minimum Condition (as defined below), (ii) the Regulatory Condition to the Offer (as defined below) and (iii) the Governmental Authority Condition to the Offer (as defined below). The “Minimum Condition” requires that the number of Shares validly tendered in accordance with the terms of the Offer, and not validly withdrawn, on or prior to one minute following 11:59 p.m. Eastern Time on May 15, 2026 (the “Expiration Date,” unless Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire), together with all other Shares (if any) beneficially owned by Neurocrine and its subsidiaries, represent one more Share than 50% of the total number of Shares outstanding at the Expiration Date. The “Regulatory Condition to the Offer” requires that all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any required antitrust approvals shall have expired or been terminated (including any timing agreement entered into with any governmental authority) and any approvals or clearances required thereunder shall have been obtained. The “Governmental Authority Condition to the Offer” requires that no governmental authority of competent jurisdiction that is within a jurisdiction that is material to the business and operations of Soleno or Neurocrine shall have issued an order, decree or ruling (whether temporary, preliminary or permanent) that (x) restrains, enjoins or otherwise prohibits the acceptance for payment of Shares pursuant to the Offer or the Merger or (y) makes the consummation of the Offer or the Merger illegal. The Offer is also subject to other conditions (each individually, an “Offer Condition,” and collectively, the “Offer Conditions”) as described in the Offer to Purchase.

The board of directors of Soleno has (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to, and in the best interest of, Soleno and its stockholders, (ii) approved the execution, delivery and performance by Soleno of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, (iii) resolved that the Merger shall be effected under Section 251(h) of the DGCL, and (iv) resolved to recommend that the stockholders of Soleno accept the Offer and tender their Shares to Purchaser pursuant to the Offer, in each case on the terms and subject to the conditions of the Merger Agreement.

Soleno will file a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) with the United States Securities and Exchange Commission (the “SEC”) and disseminate the Schedule 14D-9 to Soleno’s stockholders with the Offer to Purchase. The Schedule 14D-9 will include a description of the Soleno board of directors’ reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby and therefore stockholders are encouraged to review the Schedule 14D-9 carefully and in its entirety.

The Merger Agreement contains provisions to govern the circumstances in which Purchaser is required or permitted to extend the Offer. Specifically, the Merger Agreement provides that (i) if, as of the then-scheduled Expiration Date, any Offer Condition (other than the Minimum Condition or such Offer Conditions that by their nature are to be satisfied or waived as of the Offer Acceptance Time) is not satisfied and has not been waived, Purchaser must extend the Expiration Date of the Offer on one or more occasions for an additional period of up to ten (10) business days per extension to permit such Offer Condition to be satisfied; (ii) Purchaser must extend the Offer from time to time for: (A) any period required by any legal requirement or any interpretation or position of the SEC or its staff or the Nasdaq Capital Market or its staff, in each case, applicable to the Offer; and (B) periods of up to ten (10) business days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated; and (iii) if, as of the then-scheduled Expiration Date, the Minimum Condition is the only Offer Condition not satisfied (other than such Offer Conditions that by their nature are to be satisfied or waived as of the Offer Acceptance Time), Purchaser must extend the Offer on up to two (2) occasions for an additional period of up to ten (10) business days per extension, to permit the Minimum Condition to be satisfied. Notwithstanding the above extension options and obligations, in no event shall Purchaser: (1) be required to extend the Offer beyond the earlier to occur of (x) the valid termination of the Merger Agreement in compliance with Article IX of the Merger Agreement and (y) the Outside Date (as defined below) (such earlier occurrence, the “Extension Deadline”); or (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of Soleno.

Either Soleno or Neurocrine may terminate the Merger Agreement, at any time prior to the time Purchaser accepts the Shares tendered pursuant to the Offer for payment if the consummation of the Merger has not occurred in accordance with the terms of the Merger Agreement on or prior to 5:00 p.m. Eastern Time on October 5, 2026, which date will automatically be extended to January 5, 2027 if, as of 5:00 p.m. Eastern Time on October 5, 2026, all of the Offer Conditions other than the Regulatory Condition to the Offer, the Governmental Authority Condition to the Offer (in the case of the Governmental Authority Condition to the Offer, only if the restraint, prohibition or illegality arises as a result of antitrust laws), the Minimum Condition and such other Offer Conditions that by their nature are to be satisfied or waived as of the Offer Acceptance Time are satisfied or waived (such date, as it may be automatically extended, the “Outside Date”).

Subject to the applicable rules and regulations of the SEC, Purchaser and Neurocrine expressly reserve the right to (a) increase the Offer Price, (b) waive any Offer Condition (other than the Minimum Condition) and (c) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement, except that, without the prior written consent of Soleno, Neurocrine and Purchaser are not permitted to: (i) decrease the Offer Price (other than as a result of certain adjustments as permitted by the Merger Agreement), (ii) change the form of consideration payable in the Offer, (iii) decrease the maximum number of Shares sought to be purchased in the Offer (other than as a result of certain adjustments as permitted by the Merger Agreement), (iv) impose conditions or requirements to the Offer other than the Offer Conditions, (v) amend or modify any of the Offer Conditions (other than to waive any condition other than the Minimum Condition), (vi) change or waive the Minimum Condition, (vii) extend or otherwise change the Expiration Date, except as otherwise required or expressly permitted by the Merger Agreement, or (viii) provide any “subsequent offering period” (or any extension thereof) in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Subject to the terms and conditions set forth in the Merger Agreement and to the satisfaction or waiver of the Offer Conditions, Purchaser will (i) promptly after the Expiration Date, irrevocably accept for payment all Shares tendered (and not validly withdrawn, as permitted under the Offer to Purchase) pursuant to the Offer and (ii) promptly after the Offer Acceptance Time, deposit, or cause to be deposited, with the Depositary cash sufficient to pay the aggregate Offer Price for such Shares. For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered (and not validly withdrawn) if and when Purchaser gives oral or written notice to the Depositary of its acceptance for purchase of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as paying agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for purchase. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on Purchaser’s behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in the Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will Neurocrine or Purchaser pay interest on the Offer Price for Shares by reason of any extension of the Offer or any delay in making such payment for Shares.

No alternative, conditional or contingent tenders will be accepted. In all cases, payment for Shares tendered and accepted for purchase pursuant to the Offer will only be made after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Certificates”) or confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. The term “Agent’s Message” means a message, transmitted by DTC to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

Shares tendered pursuant to the Offer may be withdrawn at any time until the Expiration Date and, unless accepted for payment by Purchaser pursuant to the Offer, pursuant to Section 14(d)(5) of the Exchange Act, may also be withdrawn at any time after June 19, 2026, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for purchase the Shares validly tendered (and not validly withdrawn) pursuant to the Offer.

For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (an “Eligible Institution”), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.

Withdrawals of Shares may not be rescinded. Any Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in the Offer to Purchase at any time prior to the Expiration Date.

Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and Purchaser’s determination will be final and binding. None of Neurocrine, Purchaser, the Depositary, the Information Agent (as defined below) or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Soleno has provided Neurocrine with its stockholder list and security position listings for the purpose of disseminating the Offer to Purchase, the related Letter of Transmittal and other related tender offer materials to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the stockholder list of Soleno and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction to U.S. Holders for United States federal income tax purposes. The term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if (A) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all of the trust’s substantial decisions or (B) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Accordingly, a U.S. Holder who exchanges Shares for cash in the Offer or the Merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash that such U.S. Holder receives in the Offer or the Merger and such U.S. Holder’s adjusted tax basis in the Shares surrendered pursuant to the Offer or the Merger, respectively. See the Offer to Purchase for a more detailed discussion of the tax treatment of the Offer and the Merger. Each holder of Shares should consult with its tax advisor as to the particular tax consequences to such holder of exchanging Shares for cash pursuant to the Offer or the Merger.

The Offer to Purchase and the related Letter of Transmittal and the Schedule 14D-9 (which contains the recommendation of the Soleno board of directors and the reasons therefor) contain important information. Holders of Shares should carefully read both documents in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to MacKenzie Partners, Inc., the information agent (the “Information Agent”) for the Offer, at its addresses and telephone numbers set forth below. Requests for copies of the Offer to Purchase, the Letter of Transmittal and other related tender offer materials may be directed to the Information Agent. Such copies will be furnished promptly at Purchaser’s expense. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer. Except as set forth in the Offer to Purchase, neither Purchaser nor Neurocrine will pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

7 Penn Plaza

New York, New York 10001

(212) 929-5500

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

April 20, 2026

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